Exhibit 2.1.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of July 29, 2005, is by and among Portfolio Recovery Associates, Inc., a Delaware corporation (“Parent”), PRA Government Services, LLC, a Delaware limited liability company and a subsidiary of the Parent (“Buyer”), Alatax, Inc., a Delaware corporation (“Seller”), and Brenda M. Hackney, Lee Walthall, Kennon Walthall and L. Stephen Morris, the stockholders of Seller (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, Seller provides accounts receivable management services to city and county governments (the “Business”).

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell to Buyer all or substantially all of the net assets used by Seller in the Business, and Buyer desires to purchase from Seller those assets, for the consideration specified in this Agreement and the assumption by Buyer of certain obligations of Seller with respect to the Business.

NOW, THEREFORE, in consideration of all of the terms and conditions set forth in this Agreement, the parties hereby agree as follows:

SECTION 1. DEFINITIONS.

For purposes of this Agreement, the following terms and variations thereof shall have the specified or referenced meanings:

1.1 “2004 Financial Statements” shall have the meaning set forth in Section 3.4.

1.2 “Accounts Receivable” shall have the meaning set forth in Section 2.1(c).

1.3 “Agreement” shall mean the Asset Purchase Agreement dated as of July 29, 2005, by and among Parent, Buyer, Seller and the Stockholders.

1.4 1.5 1.6	“Ancillary Documents” shall have the meaning set forth in Section 3.2.
“Assumed Liabilities” shall have the meaning set forth in Section 2.3.
“Books and Records” shall have the meaning set forth in Section 2.1(f).

1.7 “Business” shall have the meaning set forth in the recitals to this Agreement. When used in respect of Buyer after the Closing, “Business” shall mean the business formerly conducted by Seller.

1.8 “Buyer” shall mean PRA Government Services, LLC, a Delaware limited liability company and a subsidiary of the Parent.

1.9 1.10 1.11 1.12 1.13 1.14 1.15 1.16 1.17 1.18	“Buyer Indemnified Parties” shall have the meaning set forth in Section 7.1.
“Claim Notice” shall have the meaning set forth in Section 7.3.
“Closing” shall have the meaning set forth in Section 2.6.
“Closing Balance Sheet” shall have the meaning set forth in Section 2.7.
“Closing Date” shall have the meaning set forth in Section 2.6.
“Closing Statement” shall have the meaning set forth in Section 2.7.
“Contracts” shall have the meaning set forth in Section 2.1(b).
“Dispute” shall have the meaning set forth in Section 9.10.
“Dispute Notice” shall have the meaning set forth in Section 2.7.
“Employees” shall have the meaning set forth in Section 3.19.

1.19 “Environmental Law” shall mean any federal, state, local or foreign law, rule, regulation, order or judgment relating to pollution or the protection of the environment, natural resources or health and safety, including those relating to the presence, ownership, use, handling, manufacture, generation, storage, treatment, discharge, release, transportation, disposal, investigation or remediation of any material, waste, chemical or byproduct defined as a hazardous or toxic substance, pollutant or waste.

1.20 “Escrow Account” shall mean the account into which the Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursements as provided in this Agreement and in the Escrow Agreement.

1.21 “Escrow Agent” shall mean Troutman Sanders LLP or such other person or entity reasonably acceptable to both Buyer and Seller.

1.22 “Escrow Agreement” shall mean the Escrow Agreement by and among Buyer, Seller and the Escrow Agent, in substantially the form attached hereto as Exhibit 1.22.

1.23 “Escrow Amount” shall mean $1 million, together with any dividends, interest, gains and other distributions on such escrowed amount, as reduced from time to time in accordance with this Agreement and this Escrow Agreement.

1.24 1.25 1.26 1.27 1.28 1.29 1.30	“Excess” shall have the meaning set forth in Section 2.7(d).
“Excluded Assets” shall have the meaning set forth in Section 2.2.
“Excluded Liabilities” shall have the meaning set forth in Section 2.4.
“Final Closing Balance Sheet” shall have the meaning set forth in Section 2.7.
“Final Closing Statement” shall have the meaning set forth in Section 2.7.
“Financial Statements” shall have the meaning set forth in Section 3.4.
“Fixed Assets” shall have the meaning set forth in Section 2.1(a).

1.31 “GAAP” shall mean generally accepted accounting principles in the United States.

1.32 1.33 1.34 1.35 1.36	“Indemnifying Party” shall have the meaning set forth in Section 7.3.
“Independent Auditor” shall have the meaning set forth in Section 2.7.
“Intellectual Property” shall have the meaning set forth in Section 2.1(e).
“Interim Financial Statements” shall have the meaning set forth in Section 3.4.
“Key Persons” shall mean Kennon Walthall and L. Stephen Morris.

1.37 “Lease” shall mean the Lease Agreement dated February 5, 2002, by and between Sloss Real Estate II, LLC, by and through its Agent, Sloss Real Estate Group, Inc. (collectively, the “Landlord”), and Seller, as amended to date. The Lease was subsequently assigned to J-Rag Inc. by Sloss Real Estate II, LLC.

1.38 “Lien” shall mean any mortgage, lien, pledge, charge, security interest, encumbrance, restriction, lease or adverse claim.

1.39 “Losses” shall have the meaning set forth in Section 7.1.

1.40 “Objection Notice” shall have the meaning set forth in Section 7.4.

1.41 “Parent” shall mean Portfolio Recovery Associates, Inc., a Delaware corporation.

1.42 “Permits” shall have the meaning set forth in Section 2.1(h).

1.43 “Permitted Liens” shall mean (a) liens for Taxes not yet due and payable, or for Taxes being contested in good faith by appropriate proceedings, provided that in each such case, adequate reserves are maintained in accordance with GAAP; (b) statutory liens of landlords; (c) warehousemen and materialmen’s liens; and (d) liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; provided, however, that all such liens must be listed in Section 1.43 of the Disclosure Schedule and that any or all of the foregoing do not interfere with, or increase the cost of operation of, the Business or affect the utility or value of the Purchased Assets or other matters to which they relate, except to a de minimis extent.

1.44 “Purchase Price” shall have the meaning set forth in Section 2.5.

1.45 “Purchased Assets” shall have the meaning set forth in Section 2.1.

1.46 “Sale Documents” shall mean this Agreement, the Escrow Agreement, the Collection Agreement and the Assignment, Bill of Sale and Assumption Agreement.

1.47 “Seller” shall mean Alatax, Inc., a Delaware corporation.

1.48 “Seller Facilities” shall mean the three parcels of real property leased by Seller pursuant to the Leases, which real property constitutes the principal location used by Seller in the conduct of the Business (the “Seller Principal Facility”) and the two satellite locations used by Seller in the conduct of the Business (the “Seller Satellite Facilities”).

1.49 “Seller Indemnified Parties” shall have the meaning set forth in Section 7.2.

1.50 “Services” shall mean services that are currently or have at any time been performed by Seller in the conduct of the Business.

1.51 “Shortfall” shall have the meaning set forth in Section 2.7(d).

1.52 “Stockholder” and “Stockholders” shall have the meanings set forth in the recitals to this Agreement.

1.53 “Survival Date” shall have the meaning set forth in Section 7.1.

1.54 “Tangible Net Worth” shall mean, with respect to the Business being acquired, total assets minus intangible assets, which include goodwill, patents, leasehold improvements and copyrights, less total liabilities.

1.55 “Tax” or “Taxes” shall mean any income, excise, sales, use, ad valorem, business license, goods and services, property, capital, value added, stamp, documentary, customs duty, severance, windfall profit, license, occupation, disability, unemployment, employment and payroll-related taxes and withholding taxes, and any similar assessment or charge, together with any interest, penalty or additional amount imposed by any taxing authority responsible for the imposition of any such tax.

1.56 “Tax Return” shall mean any report, return, form, declaration or other document or information required to be supplied to any authority in connection with Taxes.

1.57 “Threshold TNW” shall mean $260,000 of Tangible Net Worth.

1.58 “Uncollectible Accounts Receivable” shall have the meaning set forth in Section 8.2.

SECTION 2. PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES.

2.1 Purchased Assets. Upon the terms, subject to the conditions and in reliance upon the representations and warranties set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer at the Closing, and Buyer shall purchase and accept from Seller at the Closing, all of the assets, properties and rights of Seller included in the categories specifically identified in this Section 2.1 which are used by Seller in the conduct of the Business (collectively, the “Purchased Assets”), except for the Excluded Assets:

(a) all equipment, tangible personal property (except as set forth in Section 2.2(e)) and other fixed assets which are used in the Business, including those without book value and whether owned or leased, a summary of which is set forth in Section 2.1(a) of the Disclosure Schedule (collectively, the “Fixed Assets”);

(b) except to the extent provided in Section 2.8, all written contracts to which Seller is a party and which (i) are to be performed, in whole or in part, after the Closing and were entered into in the ordinary course of Business and which provide for the provision of Services by Seller (said contracts are set forth in Section 2.1(b)(i) of the Disclosure Schedule), (ii) are licenses from and to third parties of Intellectual Property for use in the Business, (iii) constitute express or implied warranties by any manufacturer, vendor or other person with respect to any of the Purchased Assets, or (iv) are listed in Section 2.1(b)(iv) of the Disclosure Schedule (collectively, the “Contracts”);

(c) except as set forth in Section 2.7(d), all accounts receivable which are outstanding and unpaid as of the Closing (both billed and unbilled) arising from the ordinary course of the Business (collectively, all accounts receivable not specifically excluded from the Purchased Assets in accordance with Section 2.7(d) are referred to herein as the “Accounts Receivable”). A summary of the accounts receivable which are outstanding and unpaid as of the Closing is set forth in Section 2.1(c) of the Disclosure Schedule;

(d) all deposits and prepaid expenses (including prepaid lease and license payments relating to the Business, a summary of which is set forth in Section 2.1(d) of the Disclosure Schedule;

(e) all internally and externally developed software and other inventions used or owned by the Business (patentable and unpatentable, copyrighted, uncopyrighted, copyrightable and uncopyrightable), patents, patent applications, copyrights, trademarks, trade names (including without limitation “RDS,” “RDS Direct,” “RDS Audit” “RDS Cross Check,” “AlaTax” and “Raise revenue, not taxes”), trade secrets, licenses, software including computer source and object codes (all versions and releases), libraries, design and development platforms, design and development tools and kits, program documentation, field trial information and reports, support documentation, protocols, help files, information and data related to development, enhancements, testing and quality control, testing applications, designs, drawings, specifications, technical literature, programmer manuals, technical manuals, training manuals, user manuals, engineering and design notebooks, developer notes, design and process methods and information, know-how, on-going research and development and confidentiality rights which relate to or are used in the Business other than off-the-shelf third party software (the “Intellectual Property”);

(f) all books, records, files, correspondence, computer tapes, diskettes or other storage media, manuals, catalogues, price lists, supplier lists and information, contact lists and information, customer lists and information, sales information, promotional information, market research and information, business plans, marketing materials, production data, warranty claim records and analyses and all other documents and business information, in the case of each of the above, solely to the extent they relate to the Business, including those in electronic format, but excluding personnel records relating to Employees whom Buyer is not employing immediately after the Closing (collectively, the “Books and Records”);

(g) except as set forth in Section 2.1(g) of the Disclosure Schedule, all cash, cash equivalents and securities included in all bank, deposit and brokerage accounts of Seller; and

(h) to the extent assignable or transferable, all permits, authorizations, licenses and approvals issued by any governmental agency, which are related to or used in the Business (collectively, the “Permits”).

2.2 Excluded Assets. Notwithstanding Section 2.1, the Purchased Assets shall not include any of the following assets of Seller (collectively, the “Excluded Assets”):

(a) organizational documents, bylaws, stock ledgers, meeting minutes and other organizational books and records which relate to Seller’s organization or capitalization;

(b) any rights of Seller under this Agreement or any other agreement between Seller and Buyer entered into on or after the date of this Agreement;

(c) all refunds of income taxes in respect of periods, or portions of periods, during which Seller owned the Purchased Assets;

(d) all rights of Seller under any employee benefit plan or life insurance policies;

(e) any assets relating to Title Books, Inc.;

(f) to the extent not assignable or transferable, all permits, authorizations, licenses and approvals issued by any governmental agency, which are related to or used in the Business, all of which are listed on Section 2.2 (f) of the Disclosure Schedule; and

(g) assets specifically excluded from the descriptions of Purchased Assets under Section 2.1.

2.3 Assumed Liabilities. At the Closing, Buyer shall assume and agree to pay or perform when due, in accordance with their respective terms, without any further responsibility or liability of or recourse to Seller (except as contemplated under Section 6.1), the following obligations of Seller (collectively, the “Assumed Liabilities”):

(a) all obligations remaining to be performed after the Closing under the Contracts set forth in Sections 2.1(b)(i) and 2.1(b)(iv) of the Disclosure Schedule;

(b) all trade payables incurred by Seller prior to the Closing arising out of the ordinary course of the Business, but only to the extent such trade payables are reflected in the Closing Balance Sheet;

(c) liabilities incurred by Buyer with respect to the operation of the Business after the Closing; and

(d) liabilities incurred by Seller with respect to the operation of the Business after the Closing in accordance with the last sentence of Section 2.8;

provided, however, that the assumption of the Assumed Liabilities by Buyer shall not expand any rights of third parties and shall not prohibit Buyer from contesting in good faith with any third party any of the Assumed Liabilities, subject to the provision of indemnification to Seller for any claims arising out of such contest.

2.4 Excluded Liabilities. Notwithstanding any other term of this Agreement, Buyer shall not assume and shall not be liable or responsible for, and Seller shall retain and be liable and responsible for, liabilities and obligations of Seller not expressly assumed by Buyer under Section 2.3, including the following (collectively, the “Excluded Liabilities”):

(a) without limiting Section 8.5, all liabilities and obligations of Seller with respect to Taxes, whether relating to periods before or after the Closing and whether incurred by Seller in connection with this Agreement or the transactions contemplated by this Agreement, but not including any liability for Taxes arising out of or in connection with the operation of the Business by Buyer after the Closing;

(b) all liabilities and obligations of Seller arising under any applicable Environmental Law with respect to (i) the ownership or use of any of the Purchased Assets prior to the Closing, (ii) the rendering of any Services, prior to the Closing, (iii) the ownership, activities or operation of the Business prior to the Closing, or (iv) the ownership, lease, use or occupancy of any real property.

(c) all liabilities and obligations relating to any personal injury or property damage caused or alleged to have been caused by any Services rendered by, or other activities of, Seller prior to the Closing, whether or not covered by Seller’s insurance policies or by Seller’s self-insurance;

(d) all liabilities and obligations relating to any of Seller’s former, current or future employees, including any liability of Seller under any plan, policy or agreement, whether written or unwritten, providing for compensation, retirement benefits, loans, severance, bonuses, sales incentives or commissions (except as expressly assumed by Buyer under Section 2.3), fringe benefits, cafeteria benefits or other benefits which has been sponsored, maintained or contributed to by Seller for the benefit of any person who performs or who has performed Services for Seller for periods prior to the Closing or who continues to provide Services to Seller after the Closing.

(e) all liabilities and obligations relating to any of Seller’s former, current or future shareholders;

(f) all liabilities and obligations relating to any of the Excluded Assets;

(g) all liabilities and obligations relating to any violation or alleged violation by Seller prior to the Closing of any law, rule, regulation or governmental order, and any violation or alleged violation by Seller prior to the Closing of any permit, authorization, license or approval issued by any governmental agency (including any Permit);

(h) all liabilities and obligations to Natter & Fulmer, P.C. and/or Timothy M. Fulmer for legal fees and expenses relating to its representation of Seller prior to the date hereof; and

(i) all liabilities and obligations under any indebtedness of Seller to any of its employees or stockholders.

2.5 Purchase Price.

(a) In consideration of the sale, transfer and assignment of the Purchased Assets to Buyer, the representations, warranties, covenants and indemnities of Seller as set forth in this Agreement and the other transactions contemplated by this Agreement, Buyer shall pay to Seller as provided in this Section 2.5 total consideration of $17,500,000.00 (the “Purchase Price”). To the extent that any funded indebtedness has not been paid prior to the Closing and Buyer has not received evidence of repayment, Buyer shall pay from the Purchase Price and on behalf of Seller the amount necessary to pay all indebtedness in full, said amount being $1,264,470.56. In addition, Buyer shall pay the Escrow Amount by wire transfer of immediately available funds to the account designated by Escrow Agreement, in accordance with the terms of the Escrow Agreement. The remaining portion of the Purchase Price, consisting of (x) $14,063,160.76 in cash, which shall be paid by Buyer to Seller by wire transfer of immediately available funds to the account designated by Seller in writing at least two (2) business days prior to the Closing, and (y) that certain number of shares of common stock, par value $0.01 per share, of Parent valued for this purpose at $1,172.368.68 (calculated on the basis of the average closing price of such shares over the ten (10) business day period ending on the second (2nd) business day prior to Closing). As soon as reasonably practicable after Closing, Seller shall distribute the cash and shares making up the Purchase Price to the Stockholders as set forth in Section 2.5(a) of the Disclosure Schedule.

The shares of common stock of Parent received as a portion of the Purchase Price will not be registered under the federal securities laws and will be subject to the placing of an appropriate legend on the stock certificate evidencing such shares with respect to the fact that such shares may only be sold pursuant to a registration statement under the federal securities laws or an exemption from registration thereunder.

(b) Promptly following the Closing, Seller and Buyer shall agree upon the allocation of the consideration hereunder for Tax purposes pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and any other applicable Tax laws. Buyer and Seller, as the case may be, shall file and cause to be filed all Tax Returns (including Internal Revenue Service Form 8594), and execute such other documents as may be required by any taxing authority, in a manner consistent with such allocation. Buyer and Seller hereby agree not to take any position on a Tax Return, before any governmental agency charged with the collection of any Tax, or in any judicial proceeding that is inconsistent in any way with such allocation.

2.6 Closing. The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place at the place and time agreed upon by the parties hereto (such date, the “Closing Date”) but in no event shall the Closing occur later than July 29, 2005. All deliveries at the Closing shall be deemed to take place simultaneously and no deliveries shall be deemed to have occurred until the conclusion of the Closing, which shall be upon the concurrence of Buyer and Seller, and their respective legal counsel. By mutual written agreement of the parties, the Closing may take place by conference call and fax or electronic transmission of counterpart executed documents with exchange of original executed documents by overnight mail.

2.7 Closing Balance Sheet.

(a) As promptly as possible and in any event within forty-five (45) days after the Closing Date, Buyer will prepare or cause to be prepared and will provide to Seller a consolidated balance sheet of the Business as of the Closing Date (the “Closing Balance Sheet”), together with a written statement (the “Closing Statement”) setting forth in reasonable detail its determination of the Tangible Net Worth on the Closing Date as reflected on the Closing Balance Sheet.

(b) The Closing Balance Sheet and the Closing Statement will be final, conclusive and binding on the parties (and will be deemed to constitute a “Final Closing Balance Sheet” and “Final Closing Statement,” respectively) unless Seller provides a written notice (a “Dispute Notice”) to Buyer no later than the twentieth (20th) day after delivery of the Closing Balance Sheet and Closing Statement setting forth in reasonable detail (i) any item on the Closing Balance Sheet and/or the Closing Statement which Seller believes is incorrect and the basis for such determination and (ii) the correct amount of such item. Any item or amount to which no dispute is raised in the Dispute Notice and which is not otherwise affected by the disputed items or amounts will be final, conclusive and binding on the parties.

(c) Buyer and Seller shall attempt to resolve the matters raised in a Dispute Notice in good faith. Ten (10) days after delivery of the Dispute Notice, either Buyer or Seller may provide written notice to the other that it elects to submit any unresolved dispute to Ernst & Young, LLP or another nationally recognized independent accounting firm chosen jointly by Buyer and Seller (the “Independent Auditor”). The Independent Auditor will promptly review the unresolved items from the Dispute Notice and resolve the dispute in accordance with GAAP. The final consolidated balance sheet of the Company as of the Closing Date and the related statement of the Tangible Net Worth on the Closing Date as reflected on such balance sheet as so determined by the Independent Auditor shall be referred to as the “Final Closing Balance Sheet” and the “Final Closing Statement,” respectively. The fees and expenses of the Independent Auditor will be borne equally by Buyer and Seller. The decision of the Independent Auditor with respect to the items of the Closing Balance Sheet and the Closing Statement submitted to it will be final, conclusive and binding on the parties absent manifest error, and judgment thereon may be entered by any court of competent jurisdiction. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Independent Auditor and to cause the Independent Auditor to resolve any dispute no later than thirty (30) days after selection of the Independent Auditor.

(d) If the Tangible Net Worth set forth on the Final Closing Statement is less than the Threshold TNW (a “Shortfall”), then no later than the fifth (5th) day after the determination of the Final Closing Balance Sheet and the Final Closing Statement Buyer and Seller shall promptly provide a joint written instruction to the Escrow Agent to deliver from the Escrow Account to Buyer the amount of the Shortfall by wire transfer in immediately available funds to the account designated in writing by Buyer to the Escrow Agent. If the Tangible Net Worth set forth on the Final Closing Statement is greater than the Threshold TNW (an “Excess”), then accounts receivable having a face value equal to the amount of the Excess shall be deemed to be excluded from the Accounts Receivable and to be excluded from the Purchased Assets, and no later than the fifth (5th) day after the determination of the Final Closing Balance Sheet and the Final Closing Statement such excluded accounts receivable shall instead be subject to the terms of the Collection Agreement annexed hereto as Exhibit 2.7(d). The specific accounts receivable to subject to the Collection Agreement shall be selected by Parent in its sole and absolute discretion.

2.8 Full Possession; Consents. At the Closing, Seller shall put Buyer into full actual possession and control of the Purchased Assets free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, restriction or adverse claim, except Permitted Liens. Notwithstanding the foregoing and any other term of this Agreement, if an attempted sale, assignment, transfer or delivery of any Contract would constitute a breach thereof or be unlawful without the waiver or consent of any other party to such Contract, and such waiver or consent has not been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer or delivery, or an attempted sale, assignment, transfer or delivery of such Contract. In each such case, Seller shall use reasonable commercial efforts to obtain, as promptly as practicable, the waiver or consent of such other person or entity, and Seller and Buyer shall cooperate in any reasonable arrangement to provide for the assumption by Buyer of the benefits and obligations of such Contract. From and after the Closing, until such waiver or consent with respect to a Contract is obtained, Buyer shall assume and perform as a subcontractor or agent to Seller (to the extent permissible under such Contract to do so) all of the obligations of Seller under such Contract which are required to be performed after the Closing, and Seller shall, without further consideration, (a) promptly transmit to the other party to such Contract Seller’s invoices based upon invoices submitted by Buyer to Seller for such payments or reimbursements as are appropriate in accordance with the terms of such Contract, (b) receive payments tendered to Seller and promptly remit such payments to Buyer or the other party to such Contract, as the case may be, (c) maintain and enforce such Contract for the benefit of Buyer, and (d) take any other reasonable actions necessary to allow Buyer to perform the obligations and derive the benefits under such Contract. To the extent that Seller does not perform its obligations under this Section 2.8, the amount of any benefits which are not derived by Buyer or any damages to Buyer as a result shall be deemed to be Losses subject to indemnification under Section 7.1(b) hereof (and subject to the limitations set forth in Section 7.7 hereof).

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER .

Seller hereby represents and warrants to Buyer as follows:

3.1 Organization and Qualification; No Subsidiaries. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite corporate power and authority to own or lease the Purchased Assets and to conduct the Business in the manner and in the places where the Purchased Assets are owned or leased and the Business is currently conducted. Seller is duly licensed and/or qualified to do business in all jurisdictions in which it is required to be, based on the Business it currently conducts, and is in good standing as a foreign corporation in all jurisdictions in which the Purchased Assets or the Business makes such licensing or qualification necessary. Such jurisdictions are listed in Section 3.1 of the Disclosure Schedule. Seller has no direct or indirect subsidiaries, other than Local Governments Revenue Enhancement Consultants, Inc., which is an inactive subsidiary. There are no persons or entities in which Seller owns, or has the right to acquire, any direct or indirect equity interest. Seller is not, directly or indirectly, a participant in any joint venture, partnership or other entity.

3.2 Authority; No Conflicts. Seller has the corporate authority and power to enter into this Agreement and all agreements and documents contemplated by or in this Agreement (collectively, the “Ancillary Documents”) and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Seller and its stockholders, and no other action on the part of Seller or its stockholders is required in connection therewith. This Agreement and the Ancillary Documents, when fully executed by and exchanged among Buyer, Seller and the Stockholders, will constitute valid and binding obligations of Seller and the Stockholders, enforceable against each of them in accordance with their respective terms. The execution and delivery by Seller and the Stockholders of this Agreement and the Ancillary Documents and the performance by each of them of the transactions contemplated hereby and thereby will not (a) violate any provision of Seller’s Certificate of Incorporation or By-Laws, (b) violate any law, rule, regulation or governmental order applicable to Seller or the Stockholders, (c) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, contract, lease, permit or other instrument or obligation to which any of Seller or the Stockholders is a party or under which any of their assets are bound (including any Contract or Permit) or (d) result in the creation of any Lien upon any of the Purchased Assets.

3.3 Consents; Transferability.

(a) Except to the extent described in Section 3.3 of the Disclosure Schedule, no consent or waiver of, or filing with, any person or entity (governmental or otherwise) is required to be obtained in order for Seller to execute, deliver or perform any of its obligations under this Agreement or any of the Ancillary Documents.

(b) Subject to obtaining the consents set forth in Section 3.3 of the Disclosure Schedule, the interest of Seller in all Purchased Assets shall not, upon the consummation of the transactions contemplated in this Agreement, be terminated or subject to termination in any manner whatsoever by said consummation, and such Purchased Assets shall be the property of Buyer immediately thereafter, and Buyer shall have all of the right, title and interest which Seller had available to it prior to the consummation of the Closing in and to such Purchased Assets. The interest of Seller in all Purchased Assets is sufficient to allow Buyer to operate the Business, as such Business was conducted immediately prior to the Closing.

3.4 Financial Statements; Books and Records; Internal Controls; No Undisclosed Liabilities.

(a) Section 3.4 of the Disclosure Schedule sets forth a reviewed set of financial statements of Seller with respect to the Business for the twelve-month period ended December 31, 2004 (the “2004 Financial Statements”) and an internally prepared set of financial statements of Seller with respect to the Business for the one-month and six-month periods ended June 30, 2005 (the “Interim Financial Statements”), including in each case (i) a balance sheet, (ii) an income statement, and (iii) a statement of cash flow (collectively, the “Financial Statements”). The 2004 Financial Statements were prepared in accordance with GAAP and present fairly in all material respects the financial condition of the Business as of December 31, 2004, and the results of the Business’ operations for the period then ended. The Interim Financial Statements were prepared in accordance with Seller’s accounting methods and policies applied consistently during the periods covered thereby, and present fairly in all material respects the financial condition of the Business as of June 30, 2005, and the results of the Business’ operations for the periods then ended. The books of account and other financial records of Seller are accurate and complete in all material respects and are in accordance with GAAP, applied on a consistent basis. No expenses of the Business have been paid by anyone other than Seller, and all historical expenses of the Business have been accounted for in Seller’s statements of revenues and expenses for the appropriate periods.

(b) Seller has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and (B) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Seller does not have any liabilities (whether accrued, absolute, contingent or otherwise and whether due or to become due) except (i) as set forth or reflected on the Financial Statements (or disclosed in the notes thereto), (ii) for liabilities incurred since June 30, 2005 in the ordinary course of business consistent with past practice which are not material to the Business, assets, operations, condition (financial or otherwise), results of operations or prospects of the Business.

3.5 Absence of Certain Changes. Since December 31, 2004, there has not been:

(a) any material adverse change in the financial condition, properties, assets, liabilities, business or operations of the Business;

(b) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any material property or asset of the Business other than in the ordinary course of business;

(c) any material damage, destruction or loss, whether or not covered by insurance, with respect to any material property of the Business;

(d) any material obligation or liability incurred by Seller, whether absolute, contingent or otherwise, other than in the ordinary course of business; or

(e) any material change in accounting methods or policies, credit practices or collection practices used or followed by Seller in the Business.

For purposes of this Section 3.5, an adverse change, damage, destruction or loss, obligation or liability or change in accounting methods, policies or practices shall be deemed material if it involves an amount equal to $25,000 or more.

3.6 Stockholders; Transactions with Affiliates.

(a) Section 3.6(a) of the Disclosure Schedule lists the stockholders of Seller and their percentage stock holdings. The Stockholders are the only stockholders of Seller. Seller does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Seller’s capital stock or any securities representing the right to purchase or otherwise receive any shares of Seller’s capital stock. There are no bonds, debentures, notes or other indebtedness of Seller having the right to vote (or convertible into, or exchangeable for securities having the right to vote) on any matters on which stockholders of Seller may vote. There are no Liens on any of Seller’s capital stock.

(b) Except as set forth in Section 3.6(b) of the Disclosure Schedule, neither Seller nor, to Seller’s knowledge, any of Seller’s directors, officers, employees or stockholders owns, directly or indirectly, any interest in, or serves as an officer, director, employee, partner, member or shareholder of, any person or entity (other than as a shareholder of a publicly traded company) which, since January 1, 2004, has (i) been a supplier, customer, consultant, competitor or distributor of Seller, (ii) directly or indirectly leased or otherwise acquired from Seller any property or services used in or provided by the Business, or (iii) directly or indirectly leased or otherwise transferred any property to Seller for use in its Business or furnished any services in connection with the Business. From and after the Closing, none of the Key Employees shall be employed in any manner by, or perform any services for, Title Books, Inc.

3.7 Title and Location of Purchased Assets. Seller has good, marketable and legal title to the Purchased Assets. There are no outstanding options or rights in any person or entity to acquire any of the Purchased Assets. Except for Permitted Liens, the Purchased Assets are not subject to any Lien. All of the Purchased Assets are located at Seller Facilities. The Purchased Assets include all of the material assets used by Seller in the conduct of the Business.

3.8 Fixed Assets. Each of the Fixed Assets used in the operation of the Business is in good operating condition and repair, ordinary wear and tear excepted. The Fixed Assets are valued on the Financial Statements at Seller’s actual cost less accumulated depreciation determined in accordance with Seller’s standard accounting methods and policies.

3.9 Contracts.

(a) There are no contracts to which Seller is a party and which relate to the Business: (i) involving collective bargaining arrangements or similar arrangements with any labor union; or (ii) containing any covenant limiting the freedom of Seller to engage in the Business or any business similar to the Business.

(b) Except as disclosed in Section 3.9(b)(i) of the Disclosure Schedule, each of the Contracts which provide for the provision of Services by Seller described in Section 2.1(b)(i) of the Disclosure Schedule is in the format of the applicable model form of Alatax. The model forms of Alatax, namely (i) the Tax Revenue Enhancement Agreement/Business License Discovery/Recovery form, (ii) the Business License Administration/Revenue Administration form, (iii) Comprehensive Business License Services/Revenue Administration – Discovery Recovery form, (iv) Tax Revenue Enhancement Agreement/Revenue Administration form, (v) Compliance Audit Agreement form, (vi) Debt Collections Agreement/Aged Receivables Management form and (vii) Utility Bill Audit Agreement form are annexed to Section 3.9(b)(ii) of the Disclosure Schedule. Each contract based on a model form is substantially similar to the applicable model form in all material respects, excluding the term of the contract and the fees charged. Each of the Contracts which provide for the provision of Services by Seller is set forth in Section 2.1(b)(i) of the Disclosure Schedule.

(c) Seller has delivered or made available to Buyer current and complete copies of each Contract, other than Contracts on the model forms described in Section 3.9(b). All Contracts were entered into in the ordinary course of business and are in full force and effect. There exists no default or breach on the part of Seller or, to Seller’s knowledge, any other party under any Contract, and there is no existing dispute or claim of default relating to any Contract. To Seller’s knowledge, no party to any Contract intends not to consent to the assignment of such Contract to Buyer or intends to terminate such Contract before its complete performance or normal expiration.

3.10 Accounts Receivable. Section 2.1(c) of the Disclosure Schedule lists all of the accounts receivable outstanding and unpaid as of the Closing and provides aging information as to each of such accounts receivable. Each of the accounts receivable (i) arose from the sale of inventory or services to persons or entities not affiliated with Seller and in the ordinary course of business consistent with past practice, (ii) constitute or will constitute, as the case may be, only valid and enforceable claims of Seller not subject to set-off, counterclaim or other defenses and (iii) are fully collectible in the ordinary course of business consistent with past practice. With respect to each of the accounts receivable, all obligations required to be performed by Seller prior to the Closing Date have been performed.

3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedule lists all patents, copyrights, patent and copyright applications (including inventions under evaluation and applications in the process of being prepared), trademarks, trade names, service marks, trade dress and applications therefor used by Seller in the Business, stating as to each which are owned by Seller, licensed to Seller or licensed by Seller. Seller owns, is licensed or otherwise has the right to use all Intellectual Property listed in Section 3.11(a) of the Disclosure Schedule, and Seller has no knowledge of any other person or entity which has the right to use the trade names listed therein. Seller has not filed and has no pending applications for registration of any of the foregoing intellectual property rights.

(b) Other than “shrink wrap” and similar standard-form end-user licenses for widely available commercial software, Section 3.11(a) of the Disclosure Schedule contains an accurate list of (i) all Intellectual Property owned or used by Seller in the conduct of the Business and (ii) all material licenses, sublicenses, consents and other agreements by which Seller licenses or otherwise authorizes a third party to use any of its Intellectual Property. Neither Seller nor, to the knowledge of Seller, any other party is in breach of or default under any such license or other agreement and each such license or other agreement is now and immediately following the Closing shall be valid and in full force and effect.

(c) Seller owns or has the right to use the Intellectual Property that is currently used in the Business, in the manner currently used, including know-how, process methods, protocols and computer software that are currently used in the Business, and all of such Intellectual Property is transferable or assignable to Buyer at Closing without consent of any third party.

(d) The rights in the Intellectual Property that is licensed by Seller to third persons do not restrict, prevent or otherwise interfere in any way with Seller’s rights therein.

(e) The conduct of the Business does not infringe upon, dilute, misappropriate or otherwise violate any intellectual property right of any third person or constitute unfair competition or trade practices under the laws of any jurisdiction. Seller has not received any written notice and there has been no written claim, or to Seller’s knowledge any threatened claim or basis for any claim, (i) alleging that the conduct of the Business infringes upon, dilutes, misappropriates or otherwise violates any right (including any patent, trademark, registered trademark copyright, registered copyright or other intellectual property right) of any third person or constitute unfair competition or trade practices under the laws of any jurisdiction, (ii) contesting the validity, ownership or rights to use any of the Intellectual Property, or (iii) that Seller’s use of the Intellectual Property violates any agreement between Seller and any third person.

(f) There is no unauthorized use, infringement or misappropriation by any third person of any of the Intellectual Property owned by Seller.

(g) All Intellectual Property and all rights therein, created or developed by any present or former employee, owner, officer, independent contractor, or consultant during the course of his or her employment or retention by Seller and material to the Business has been transferred, assigned or licensed to, or is subject to a duty to be transferred, assigned or licensed to, Seller and will be transferred to Buyer pursuant to this Agreement.

(h) Seller has taken all reasonable and practicable steps to protect and preserve the confidentiality of Seller’s trade secrets and proprietary information and has not disclosed or otherwise caused the loss of the proprietary or trade secret status by release thereof to the public domain.

(i) The information technology system owned, licensed, leased, and operated on behalf of, or otherwise held for use in the Business by Seller, including all computer hardware, software, firmware and telecommunications systems used in the Business, performs reliably and in material conformance with the appropriate specifications or documentation for such system. Except for scheduled or routine maintenance, the information technology system of Seller is fully available for use in the Business and, as applicable, by the customers and clients of Seller, 24 hours a day, 7 days a week. Seller has taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the critical business date of the Business.

3.12 Seller Facilities. The Seller Principal Facility is leased from Landlord pursuant to the Lease. The Lease is in full force and effect, with no uncured defaults and with no acts or omissions having occurred which, but for the passing of time or giving of notice, would constitute a default. In accordance with Section 7 of the Lease, Landlord has consented in writing to the assignment of the Lease from Seller to Buyer, effective as of the Closing. Each of the Seller Satellite Facilities is leased pursuant to a written lease, a copy of which has been delivered to Buyer. Each of said leases is in full force and effect, with no uncured defaults and with no acts or omissions having occurred which, but for the passing of time or giving of notice, would constitute a default.

3.13 Commissions. There are no commissions, finder’s fees or similar payments which (a) are accrued for payment to any person (including Seller’s employees) or entity, and (b) other than pursuant to the Collection Agreement, would be owed to any person (including Seller’s employees) or entity, in each case upon collection after the Closing of any accounts receivable of the Business outstanding and unpaid as of the Closing.

3.14 Taxes. Seller is, and has been for each period for which the assessment of Taxes of Seller is not barred by the applicable statute of limitations, qualified as an S Corporation for both federal and state tax purposes. Seller has timely filed all of its Tax Returns with the appropriate Tax authority that were required to be filed under all applicable laws. All such Tax Returns were when filed, and continue to be, correct and complete in all respects. All Taxes due and payable by Seller (whether or not shown on any Tax Return) have been timely paid. All Taxes that Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper governmental entity. With respect to Taxes relating to compensation of employees and consultants, Seller has operated the Business in accordance with all applicable laws. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made against Seller by a Tax authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. No Tax authority is now asserting or, to Seller’s knowledge, threatening to assert against Seller any material deficiency or material claim for additional Taxes or interest thereon or penalties in connection therewith. There are no liens with respect to Taxes on any of the assets or property of Seller, except for liens with respect to Taxes not yet payable.

3.15 Environmental Matters. Seller is in material compliance with all applicable Environmental Laws, and Seller has never generated, transported, used, stored, treated, disposed of, or managed any hazardous substance regulated under any Environmental Law other than in compliance with all applicable Environmental Laws. There have been no releases (as defined under any applicable Environmental Law) at or about the Seller Facility during the period of time Seller has occupied those facilities, of any material, waste, chemical or byproduct regulated under any applicable Environmental Law.

3.16 Permits. No permit, authorization, license or approval by any governmental agency is required to be obtained or held by Seller in any jurisdiction in order for it to own or lease any of the Purchased Assets, sell or enable any Service or to conduct the Business as it is currently conducted by Seller.

3.17 Compliance with Laws; Absence of Certain Practices.

(a) Seller is in compliance with all laws, rules, regulations and governmental orders applicable to any of the Purchased Assets, the Services or the Business.

(b) Neither Seller nor any director, officer, agent, employee or other person or entity acting on its behalf has given or agreed to give any gift or similar benefit of more than nominal value to any customer, supplier or governmental employee or official or any other person or entity who is or may be in a position to help or hinder Seller in connection with any proposed transaction involving Seller Neither Seller nor any director, officer, agent, employee or other person or entity acting on behalf of Seller has (i) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to, or on behalf of, government officials or others; (ii) accepted or received any unlawful contributions, payments, gifts or expenditures or (iii) had any transaction or payment which was not recorded in its accounting books and records or disclosed on its financial statements.

(c) Neither Seller nor any Stockholder has entered into any agreement, arrangement or understanding with, or made any promise to, any current or former director, officer or employee of Seller with respect to the direct or indirect payment of any portion of the Purchase Price to such person.

3.18 No Brokers; Financial Advisors. Other than Kaulkin Ginsburg (the payment of which shall be the sole responsibility of Seller), neither Seller nor any of its officers, directors or employees acting on its behalf has entered into any contract, agreement, arrangement or understanding with any financial advisor, broker, finder or similar agent or any person or entity which will result in the obligation of Seller or Buyer to pay any financial advisory fees, finder’s fee, brokerage fees or commission or similar payment in connection with this Agreement and the transactions contemplated hereby.

3.19 Employees and Labor Matters.

(a) Section 3.19 of the Disclosure Schedule lists all of Seller’s current employees and consultants involved in the Business (collectively, the “Employees”), with their date of hire by Seller and their current salary, wage or fee rate. Seller is not a party to any contract regarding collective bargaining or other contract with any labor union or association representing any of the Employees. There is not currently, and to Seller’s knowledge there has not been, within the two-year period preceding the date of this Agreement, any strike, picketing, boycott, work stoppage or slow down or union organization activity by any of the Employees. Seller has not received written notice within the two-year period preceding the date of this Agreement of any allegation, charge or complaint of unfair labor practice, sexual harassment or employment discrimination or that Seller has not complied with all applicable laws, rules, regulations and governmental orders relating to any of the Employees. The consummation of the transactions contemplated hereby do not require any certifications by Seller under the WARN Act.

(b) To Seller’s knowledge, no Employee’s activities conducted with respect to the Business conflict with or would constitute a material breach of the terms of any employment agreement, intellectual property disclosure agreement, restrictive covenant or other agreement under which such Employee is obligated or bound, and Seller has received no written allegation to such effect. No Employee or other person currently employed by Seller that has or had access to confidential information of Seller is a party to a confidentiality and/or a non-disclosure agreement.

3.20 Insurance. Seller has made available to Buyer true and complete schedule describing all binders or policies of insurance of Seller currently in effect. To Seller’s knowledge, all such insurance has been issued under valid and enforceable policies or binders for the benefit of Seller, and all such policies or binders are in full force and effect and none of the premiums therefor are past due and Seller has not received any notice of cancellation with respect thereto. Seller is in compliance with the terms of all such policies and binders. As of the date hereof, there are no pending or, to Seller’s knowledge, asserted claims outstanding against any insurance carrier.

3.21 ERISA Matters. Each benefit plan of Seller has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable laws. There have been no acts or omissions with respect to any benefit plan of Seller which have given rise to or may give rise to any liabilities, obligations, fines, penalties or related charges for which Buyer could become liable after the Closing Date.

3.22 Legal Proceedings. There is no legal action, arbitration or administrative or governmental proceeding or investigation in which Seller has been served or provided with actual notice, nor, to Seller’s knowledge, are any of the foregoing filed, issued or threatened, which relates to any of the Purchased Assets, the Services or the Business. There exists no governmental order or judgment currently in effect against Seller or relating to any of the Purchased Assets, the Services or the Business. Seller is currently a party plaintiff in two lawsuits in State Courts of Alabama. Seller has provided a summary of the status of both matters to Buyer. Seller shall pay all costs associated with said litigation through the time of Closing. Thereafter, provided Buyer pays the costs associated with the litigation, Seller will continue to prosecute each matter to the extent that Buyer deems advisable

3.23 Disclosure. As of the date of this Agreement, no representation, warranty or statement made by Seller in this Agreement, the Sale Agreements or the Disclosure Schedule contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller as follows:

4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite power and authority to own or lease the Purchased Assets and to conduct the Business in the manner and in the places where the Purchased Assets are owned or leased and the Business is currently conducted.

4.2 Authority; No Conflicts. Buyer has all requisite authority and power to enter into this Agreement and the Ancillary Documents and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith. This Agreement and the Ancillary Documents, when fully executed by and exchanged between Buyer and Seller, will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents and the performance by Buyer of the transactions contemplated hereby and thereby will not (a) violate any provision of Buyer’s organizational documents, (b) violate any law, rule, regulation or governmental order applicable to Buyer, or (c) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, contract, lease, permit or other instrument or obligation to which Buyer is a party or under which any of its assets are bound.

4.3 Consents. No consent or waiver of, or filing with, any person or entity (governmental or otherwise) is required to be obtained in order for Buyer to execute, deliver or perform any of its obligations under this Agreement or any of the Ancillary Documents.

4.4 Litigation. There is no legal action, arbitration or administrative or governmental proceeding or investigation in which Buyer has been served or provided with formal notice, nor, to Buyer’s knowledge, are any of the foregoing filed, issued or threatened, which would reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement or materially limit Buyer’s ability to perform any of its obligations under this Agreement or any of the Ancillary Documents.

4.5 Disclosure. As of the date of this Agreement, no representation, warranty or statement made by Buyer in this Agreement or the Sale Agreements contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

4.6 Shares. At the time of issuance the shares to be issued to Seller under Section 2.5(a) will be validly issued, fully paid and nonassessable. There will are no outstanding liens, assessments or encumbrances against said shares. Such shares will not be registered under the federal securities laws and will be subject to the placing of an appropriate legend on the stock certificate evidencing such shares with respect to the fact that such shares may only be sold pursuant to a registration statement under the federal securities laws or an exemption from registration thereunder.

4.7 No Brokers; Financial Advisors. Neither Buyer nor any of its officers, directors or employees acting on its behalf has entered into any contract, agreement, arrangement or understanding with any financial advisor, broker, finder or similar agent or any Person which will result in the obligation of Seller or Buyer to pay any financial advisory fees, finder’s fee, brokerage fees or commission or similar payment in connection with this Agreement and the transactions contemplated hereby.

SECTION 5. CLOSING DELIVERIES.

5.1 Deliveries by Seller. Concurrently with the Closing, Seller is delivering, or causing to be delivered to Buyer, the following documents, each duly executed and dated as of the date of this Agreement and all in form and substance acceptable to Buyer:

(a) A Seller’s Certificate;

(b) An opinion of Seller’s counsel, in a form acceptable to Buyer’s counsel;

(c) A FIRPTA certificate;

(d) A Collection Agreement;

(e) An Assignment, Bill of Sale and Assumption Agreement;

(f) An executed non-competition agreement between Buyer and each of the Stockholders;

(g) An executed employment and non-competition agreement between Buyer and each of the Key Persons;

(h) The Lease, as amended, and the consent of the Landlord for the assignment of the Lease to Buyer as described in Section 3.12;

(i) Evidence of payoff of all indebtedness of Seller, including without limitation the Weeks note, the Maples note and the Regions loan;

(j) Such documents, records, keys and other items as shall be necessary for the operating of the Purchased Assets and the Business; and

(k) Such other instruments of transfer, including such assignments and consents to assignments as have been reasonably requested by Buyer and necessary to transfer to Buyer good and marketable title to all of the Purchased Assets free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, restriction, lease or adverse claim, except Permitted Liens, all in forms which are consistent with the terms of this Agreement and are usual and customary for transferring the type of Purchased Assets involved under the laws of the jurisdictions applicable to such transfers.

5.2 Deliveries by Buyer. Concurrently with the Closing, Buyer is delivering, or causing to be delivered to Seller, the following documents, each duly executed and dated as of the date of this Agreement and all in form and substance acceptable to Seller:

(a) The Purchase Price, including legended stock certificates evidencing 21,435 shares of Parent common stock in Kennon Walthall’s name and 12,249 shares of Parent common stock in L. Stephen Morris’ name;

(b) A Buyer’s Certificate;

(c) A Collection Agreement;

(d) An Assignment, Bill of Sale and Assumption Agreement;

(e) An executed non-competition agreement between Buyer and each of the Stockholders; and

(f) An executed employment and non-competition agreement between Buyer and each of the Key Persons.

SECTION 6. CONDITIONS TO CLOSING.

6.1 Conditions Precedent to Buyer’s Obligations. The obligations of Buyer are subject to the satisfaction, on or before the Closing Date, of the conditions set out below. The benefit of these conditions is for Buyer only and may be waived in writing by Buyer at any time in its sole discretion.

(a) The representations and warranties of Seller shall be true and correct as of the date when made and as of the Closing Date as though made at that time, and Buyer shall have received certificates attesting thereto signed by duly authorized officers of Seller.

(b) Seller shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement and Buyer shall have received certificates signed by duly authorized officers of Seller.

(c) Subject to Section 2.7 hereof, Seller shall have obtained all consents (which, for the avoidance of doubt shall include a requisite consent or notice required to transfer the Lease to Buyer) which are required for the consummation of the purchase, sale and transfer contemplated by this Agreement.

(d) Seller shall have paid all salaries and bonuses to Employees accrued through July 31, 2005.

(e) Buyer shall have received the closing deliveries set forth in Section 5.1.

(f) There shall not have been issued and be in effect any judgment or order of any court or tribunal of competent jurisdiction which (i) makes the purchase by Buyer of the Purchased Assets illegal, or (ii) would impose limitations on the ability of Buyer to effectively exercise full rights of ownership of a material portion of the Purchased Assets or the Business, as a result of the transactions contemplated hereby.

(g) All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to Buyer and its counsel, and Buyer shall have received all such counterpart originals or certified or other copies of such documents and proceeding in connection with such transactions as Buyer reasonably requests, in form and substance as to certification and otherwise reasonably satisfactory to Buyer and its counsel.

6.2 Conditions Precedent to Seller’s Obligations.

The obligations of Seller are subject to the satisfaction, on or before the Closing Date, of the conditions set out below. The benefit of these conditions is for Seller only and may be waived by Seller in writing at any time in its sole discretion.

(a) The representations and warranties of Buyer shall be true and correct as of the date when made and as of the Closing Date, as though made at that time, and Buyer shall have received certificates attesting thereto signed by duly authorized officers of Buyer.

(b) Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement and Seller shall have received certificates of duly authorized officers of Buyer to such effect.

(c) Buyer shall have obtained all consents which are required for the consummation of the purchase, sale and transfer contemplated by this Agreement.

(d) Seller shall have received the closing deliveries set forth in Section 5.2.

(e) There shall not have been issued and be in effect any judgment or order of any court or tribunal of competent jurisdiction which makes the sale by Seller of the Purchased Assets to Buyer illegal as a result of the transactions contemplated hereby.

(f) All legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be in form and substance reasonably satisfactory to Seller and the counsel to Seller, and Seller shall have received all such counterpart originals or certified or other copies of such documents and proceeding in connection with such transactions as Seller reasonably request, in form and substance as to certification and otherwise reasonably satisfactory to Seller and its counsel.

SECTION 7. INDEMNIFICATION.

7.1 Indemnification by Seller. Seller and the Stockholders shall, jointly and severally, defend, indemnify and hold harmless Buyer and its subsidiaries and affiliates, and their respective directors, officers, employees, agents and stockholders (collectively, “Buyer Indemnified Parties”), from and against any damage, liability, loss, judgment, fine, penalty, cost and expense suffered by Buyer or Parent (including reasonable attorneys’ fees) (collectively, “Losses”) arising out of or resulting from, directly or indirectly, any (a) breach of any representation or warranty of Seller in this Agreement or any of the other Sale Documents, (b) breach of any covenant of Seller or the Stockholders in this Agreement or any of the other Sale Documents (including, without limitation, the covenants set forth in Section 8.2 and 8.8 hereof), and (c) failure by Seller to perform or discharge any of the Excluded Liabilities. Neither Seller nor the Stockholders shall have any obligation to defend, indemnify and hold any Buyer Indemnified Parties harmless under clauses (a) and (b) of Section 7.1 with respect to any matter for which notice has not been given to Seller pursuant to Section 7.3 on or before the earlier of (i) April 15, 2007 and (ii) the thirtieth (30th) day after the completion of Parent’s audit for the fiscal year ending December 31, 2006 (the “Survival Date”); provided, however, that with respect to the obligations under Section 7.1 relating to Seller’s representations and warranties set forth in Sections 3.7 (Title and Location of Purchased Assets), 3.14 (Taxes), 3.15 (Environmental Matters) and 3.21 (ERISA Matters), the Survival Date shall, in the case of each such Section, be extended until the expiration of all statutes of limitations applicable to the subject matter of the representations and warranties set forth in that Section. Indemnification pursuant to clause (c) of Section 7.1 is not subject to any Survival Date or other limitation.

7.2 Indemnification by Buyer. Buyer and Parent shall, jointly and severally, defend, indemnify and hold harmless Seller and its directors, officers, employees, agents and the Stockholders (collectively, “Seller Indemnified Parties”) from and against any Losses arising out of or resulting from, directly or indirectly, any (a) breach of any representation or warranty of Buyer in this Agreement or any of the other Sale Documents, (b) breach of any covenant of Buyer or Parent in this Agreement or any of the other Sale Documents, and (c) failure by Buyer to perform or discharge any of the Assumed Liabilities. Neither Buyer nor Parent shall have any obligation to defend, indemnify and hold Seller Indemnified Parties harmless under clauses (a) and (b) of Section 7.2 with respect to any matter for which notice has not been given to Buyer pursuant to Section 7.3 on or before the Survival Date. Indemnification pursuant to clause (c) of Section 7.2 is not subject to any Survival Date or other limitation.

7.3 Notice and Defense of Claims.

(a) If any of the Buyer Indemnified Parties or Seller Indemnified Parties receives notice or otherwise obtains knowledge of any matter with respect to which any other party or parties required to provide indemnification under this Agreement (the “Indemnifying Party”) may become obligated to defend, indemnify and hold harmless under this Section 7, then the Buyer Indemnified Party or Seller Indemnified Party, as the case may be, shall promptly deliver to the Indemnifying Party a written notice describing such matter in reasonable detail and the total monetary damages sought to the extent reasonably discernable (a “Claim Notice”) as soon as practicable after such Buyer Indemnified Party or Seller Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought pursuant to Section 7. If the Indemnifying Party does not send a notice of disagreement to the Buyer Indemnified Party or Seller Indemnified Party who provided the initial written notice within thirty (30) days after receiving the Claim Notice, and such matter does not involve a third party, then the Indemnifying Party shall be deemed to have agreed to pay the Losses at issue.

(b) If such matter involves a third party, the Indemnifying Party shall have the right, at its option, to assume the defense of such matter at its own expense and with its own counsel. If the Indemnifying Party elects to and does assume the defense of such matter, then (a) the Buyer Indemnified Party or Seller Indemnified Party, as the case may be, shall cooperate as reasonably requested by the Indemnifying Party (at the Indemnifying Party’s expense) in the defense of such matter, (b) the Indemnifying Party shall keep the Buyer Indemnified Party or Seller Indemnified Party, as the case may be, reasonably informed of developments and events relating to such matter, and (c) the Buyer Indemnified Party or Seller Indemnified Party, as the case may be, shall have the right to participate, at its own expense, in the defense of such matter. The Indemnifying Party may settle or compromise such matter, but only with the written consent of the Buyer Indemnified Party or Seller Indemnified Party, as the case may be, which consent shall not be unreasonably withheld. In the event that the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after the receipt of the Claim Notice, the Buyer Indemnified Party or Seller Indemnified Party, as the case may be, shall have the right (but not the obligation) to undertake, at the Indemnifying Party’s cost, risk and defense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party, provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party. If the Buyer Indemnified Party or Seller Indemnified Party, as the case may be, assumes the defense of the claim, then said party shall keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of the claim effected pursuant to this Section 7.3, and for any final judgment.

7.4 Resolution of Conflicts and Claims. If the Indemnifying Party objects in writing to any claim for indemnification made by a Buyer Indemnified Party or Seller Indemnified Party in any written notice of a claim (an “Objection Notice”), then the Indemnifying Party and the Buyer Indemnified Party or Seller Indemnified Party, as the case may be, shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and the parties shall each provide information (as reasonably requested) to the other related to the issues set forth in the Objection Notice. If the parties so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of indemnification by Seller, the amount agreed upon by the parties shall be paid to Buyer by wire transfer of immediately available funds, and in the case of indemnification by Buyer, such amount shall be paid to Seller by wire transfer of immediately available funds. If the parties do not agree upon the rights of the respective parties with respect to each of such claims, such dispute shall be resolved in accordance with Section 9.10.

7.5 Certain Calculations. The amount of any Losses for which indemnification is provided pursuant to this Section 7 shall be net of (a) any amounts recovered by the Indemnified Party pursuant to any indemnification agreement with any third party and (b) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Losses.

7.6 Survival of Representations and Warranties. The representations and warranties of the parties contained herein shall survive the Closing until the applicable Survival Date. Any claim under this Agreement with respect to a breach of a representation and warranty must be asserted by a Claim Notice delivered prior to 5:00 P.M., Eastern Time, on the applicable Survival Date and, if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved.

7.7 Limits on Indemnification. With respect to claims arising under Section 7.1 (except 7.1(c), which shall not be subject to the limits of this section) or 7.2 (except 7.2(c), which shall not be subject to the limits of this section), the Buyer Indemnified Parties or the Seller Indemnified Parties shall not be entitled to indemnification until the aggregate Losses, suffered by such group, or their successors and assigns, exceeds $100,000, at which time, and thereafter, the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, shall be entitled to recover from the Indemnifying Party for the amount of Damages suffered in excess of $100,000, but in no event shall the Buyer Indemnified Parties or the Seller Indemnified Parties be able to recover an aggregate amount of Damages exceeding $2,000,000, provided, however, that this Section shall not apply to claims arising under Section 7.1(c) or 7.2(c), or to the breach of any representation, warranty, covenant or agreement set forth in this Agreement if such representation, warranty, covenant or agreement was willfully breached or made with the intent to deceive or with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statement of facts contained therein not misleading. To the extent that funds remain in the Escrow Account, Losses incurred by Buyer Indemnified Parties for which they are due to be indemnified shall be paid directly from the Escrow Account.

7.8 Release of the Escrow Amount. To the extent that funds in the Escrow Account exceed $500,000, on July 29th, 2006, the Escrow Agent shall distribute to the Seller (as provided in the Escrow Agreement) the amount by which the balance of the Escrow Account exceeds $500,000, minus the aggregate amount of any applicable pending indemnification claims of Buyer Indemnified Parties made pursuant to this Section 7. On the Survival Date, the Escrow Agent shall distribute to the Seller (as provided in the Escrow Agreement) the remaining unpaid balance of the Escrow Account, minus the aggregate amount of any pending indemnification claims of Buyer Indemnified Parties made pursuant to this Section 7. At such time as all remaining claims have been resolved and paid, the remaining balance of the Escrow Amount shall be released and paid to Seller.

SECTION 8.	ADDITIONAL COVENANTS OF BUYER AND SELLER.

8.1	Buyer’s Offers of Employment.

(a) Except with respect to each of the Key Persons, Buyer may, but shall not be obligated to, offer employment to any of the Employees.

(b) Nothing in this Agreement is intended to or shall provide any rights or remedies to any of the Employees or any former or future employee of Seller (or any of their respective beneficiaries or dependents), including any rights or remedies with respect to continued employment with Seller or offers of employment with Buyer or the terms of any such employment.

8.2 Accounts Receivable. In the event that at the expiration of ninety (90) days after the Closing Date, Buyer has not collected in full any Accounts Receivable (net of any cash discounts resulting from early payment) not subject to the Collection Agreement, despite Buyer’s commercially reasonable efforts to collect such Accounts Receivable (the “Uncollectible Accounts Receivable”), Buyer may at its election (which election must be made in writing no later than one hundred twenty (120) days after the Closing Date) transfer and assign such Uncollectible Accounts Receivable to Seller, in which case Seller and the Stockholders shall promptly compel the Escrow Agent to pay to Buyer the uncollected amount of such Uncollectible Accounts Receivable from the Escrow Account. Buyer’s obligation to use commercially reasonable efforts to collect the Accounts Receivable shall not require that Buyer file any lawsuit or initiate other legal proceedings against any party to any Account Receivable, and Seller and the Stockholders shall provide to Buyer, at Seller’s expense, assistance reasonably requested by Buyer in its efforts to collect such Accounts Receivable. Other than any Accounts Receivable transferred and assigned to Seller pursuant to the foregoing, Seller shall promptly remit to Buyer any payments received by Seller (other than from Buyer) on account of any Accounts Receivable. Buyer shall provide assistance as reasonably requested by Seller to collect any Accounts Receivable that have been transferred and assigned to Seller. Buyer shall remit to Seller any payments received by Buyer on account of any accounts receivable of Seller subject to the Collection Agreement in accordance with the terms thereof.

8.3 Access to Records and Personnel. From and after the Closing until the Survival Date, Buyer and Seller shall each upon reasonable request from the other (a) make available and permit the other and its representatives and agents to inspect and copy books and records which relate to the Business as previously conducted by Seller other than personnel records for Seller’s employees other than the Employees whom Buyer has agreed to employ immediately after the Closing; and (b) arrange discussions with its current officers and employees regarding the Business as previously conducted by Seller; provided, however, that (i) all such inspection, copying and assistance shall be at the requested party’s place of business at reasonable times, (ii) all such inspection, copying and assistance shall be at the sole cost and expense of the requesting party, and (iii) the requesting party shall treat all such records and information obtained from the other and the contents thereof as confidential and not disclose such records or information to any other person or entity except as required by applicable law. Notwithstanding the foregoing, with respect to Tax matters, including audits, the Survival Date for purposes of this Section 8.3 shall be extended until the expiration of all statutes of limitations applicable thereto.

8.4 Bulk Sales. Buyer waives compliance by Seller with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors in connection with the transfer of the Purchased Assets under this Agreement; provided, however, that Seller shall pay and discharge when due all claims of creditors which could be asserted against Buyer or any of the Purchased Assets by reason of such non-compliance.

8.5 Fees and Expenses; Taxes. Each of Buyer, on the one hand, and Seller, on the other hand, shall bear and pay its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement, including any broker’s commission or finder’s fee imposed on or incurred by such party and any Taxes imposed on such party by applicable law; provided, however, that any sales taxes that arise as a result of the transfer of any of the Purchased Assets to Buyer under this Agreement or any transaction contemplated by this Agreement shall be borne and paid by Seller. For all taxable periods ending on or before the Closing Date that are filed after the Closing Date, Seller shall prepare and file (or cause to be prepared and filed) all Tax Returns of Seller relating to such taxable periods and will cause to be duly paid to the appropriate governmental entity the amount of Taxes shown on any such Tax Return.

8.6 Press Releases. Neither Buyer nor Seller shall issue any press release regarding this Agreement or the transactions contemplated hereby without the written consent of the others; provided, however, that Buyer may issue any press release to the extent required by law, but shall in such case, to the extent practicable, confer with the other parties to this Agreement prior to the issuance of such press release.

8.7 Change of Corporate Name. On the Closing Date or as soon as practicable thereafter, Seller shall change its corporate name to a new name which does not include the terms “Alatax” or “RDS” or an acronym or abbreviation of or any variations, translations or combinations thereof or similar names and otherwise is not likely to be confused with its present name, so as to make Seller’s present name available to Buyer. From and after the Closing, Seller shall not use the terms “Alatax” or “RDS” or an acronym or abbreviation of or any variations, translations or combinations thereof or similar names in connection with any business. Until the Survival Date, Seller shall not dissolve and shall continue as a validly existing corporation.

8.8 No Agreements with Respect to Purchase Price. Neither Seller nor any of the Stockholders shall enter into any agreement, arrangement or understanding with, or make any promise to, any current or former director, officer or employee of Seller with respect to the direct or indirect payment of any portion of the Purchase Price to such person, without the prior written consent of Buyer.

8.9 Further Assurances. From and after the Closing, Buyer and Seller shall each provide to the other such additional instruments and documents as the other may reasonably request for the purpose of carrying out or evidencing the transactions contemplated by this Agreement.

SECTION 9. MISCELLANEOUS.

9.1 Governing Law. This Agreement and the Ancillary Documents shall be construed under and governed by the laws of the State of Delaware without regard to its choice of law principles.

9.2 Notices. Any notice, request, demand or other communication required or permitted under this Agreement or any of the Ancillary Documents shall be in writing and shall be deemed to have been given (a) if delivered or sent by facsimile transmission or overnight courier, upon receipt, or (b) if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in U.S. post office facilities properly addressed with postage prepaid. All notices sent by facsimile transmission shall be also sent by overnight courier or U.S. mail. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by written notice to the other party hereunder:

To Buyer:
Portfolio Recovery Associates, Inc.
Riverside Commerce Center
120 Corporate Boulevard
Norfolk, Virginia 23502
Attention: Judith Scott
Fax: (757) 321-2518
with a copy to (which shall not constitute notice):
Dechert LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Adam M. Fox, Esq.
Fax: (212) 698-3599

To Seller:
Alatax, Inc.
3001 Second Avenue North
Birmingham, Alabama 35233
Attention: Kennon Walthall
Fax: (205) 949-1049
with a copy to (which shall not constitute notice):
Natter & Fulmer, P.C.
3800 Colonnade Parkway – Suite 450
Birmingham, Alabama 35243
Attention: Timothy M. Fulmer, Esq.
Fax: (205) 968-5332

9.3 Entire Agreement. This Agreement, together with the Ancillary Documents, constitutes the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.

9.4 Interpretation.

(a) The headings of Sections of this Agreement and the Sale Documents are included for convenience only and shall not affect the construction or interpretation of any term or provision of this Agreement or the Sale Documents.

(b) If any language in any of the Sale Documents is inconsistent with any language in this Agreement, the language in this Agreement shall govern and control.

(c) The meanings of terms defined in this Agreement and the Sale Documents shall be equally applicable to both the singular and plural forms of such terms.

(d) Any references in this Agreement to “Seller’s knowledge” shall mean the actual knowledge, after reasonable inquiry, of the Stockholders and the Key Employees.

(e) References in this Agreement and the Sale Documents to Buyer or Seller shall include such person’s successors and permitted assigns.

(f) In this Agreement and the Sale Documents, the term “including” shall means including without limiting the generality of any description preceding such term.

(g) References in this Agreement and the Sales Agreement to documents, instruments or agreements shall be deemed to refer as well to all exhibits, schedules or amendments thereto.

9.5 Mutual Drafting. This Agreement and the Sale Documents are the mutual product of Buyer and Seller, each provision of this Agreement and of the Sale Documents have been subject to mutual consultation, negotiation and drafting, and the language of this Agreement and the Sale Documents shall therefore be interpreted without reference to which party prepared this Agreement, the Sale Documents or any portion of thereof.

9.6 Severability. If any provision, any part of any provision or the scope of any provision of this Agreement or any of the Sale Documents, is found to be contrary to law, invalid, illegal, unenforceable or unreasonable in any respect by any governmental authority, court of law or arbitrator(s) having competent jurisdiction over the subject matter of and over the parties to this Agreement or any of the Sale Documents, the remaining provisions, parts of such provision or reasonable scope of such provision shall be severable and in no way shall the validity, legality, enforceability or reasonableness of those remaining provisions, parts of such provision or reasonable scope of such provision be affected or impaired by that which was found to be contrary to law, invalid, illegal, unenforceable or unreasonable.

9.7 Amendments and Waivers. Neither this Agreement nor any of the Sale Documents may be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance. No failure on the part of either party to this Agreement to exercise any right or remedy under this Agreement or any of the Sale Documents and no delay on the part of either party to this Agreement in exercising any right or remedy under this Agreement or any of the Sale Documents shall constitute a waiver of such right or remedy, and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of such right or remedy or of any other right or remedy.

9.8 Successors and Assigns. This Agreement and the Sale Documents shall be binding upon and inure to the benefit of Buyer and Seller, and their respective successors and permitted assigns. Seller shall not assign or otherwise transfer any of their respective rights or obligations under this Agreement or any of the Sale Documents without the prior written consent of Buyer, and any attempted or purported assignment or other transfer in contravention of this Section 9.8 shall be null and void. Buyer may assign any or all of its rights under this Agreement or any of the Sales Agreements to a parent, wholly-owned subsidiary, or affiliate of Buyer, provided, however, that such assignee expressly assumes liability under this Agreement and such Sales Agreements and Buyer shall remain responsible for the performance of all its obligations hereunder or thereunder.

9.9 Parties. This Agreement is for the sole benefit of Buyer and Seller, and their respective successors and permitted assigns, and nothing in this Agreement or any of the Sale Documents is intended to or shall provide any rights or remedies to any person other than to Buyer and Seller, and their respective successors and permitted assigns.

9.10 Dispute Resolution. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, any of the Sale Documents or any agreement or document executed in connection with this Agreement or the transactions contemplated by this Agreement (or any amendment of any of the foregoing), including as to their existence, validity, enforceability, interpretation, performance, breach or termination, including claims in tort and claims raising questions of law, whether arising before or after any termination of this Agreement (collectively, a “Dispute”), shall be resolved solely in accordance with this Section 9.10. In the event of any Dispute, then, upon the written request of Buyer or Seller, each side shall designate a representative whose task it will be to meet and negotiate for the purpose of endeavoring to resolve such Dispute. The representatives shall meet as often as both parties reasonably deem necessary in order to gather and furnish to the other such information with respect to the Dispute that the parties reasonably believe to be appropriate and germane to the Dispute. During the course of the representatives’ negotiation, each party shall cooperate with reasonable requests from the other party for such information. No formal proceedings for the binding arbitration of such Dispute (as provided below) may be commenced until a period of thirty (30) days after the initial request by either party for resolution of the Dispute under this Section 9.10. If the parties are unable to resolve the Dispute in accordance with the foregoing, the Dispute shall be resolved exclusively by binding arbitration by an arbitrator mutually agreed upon by the parties. If the parties are unable to agree upon an arbitrator, each party shall submit the names of three arbitrators, in order of preference, with a brief description of the background and experience of each. Within seven (7) calendar days of the submission of the arbitrators’ names, the parties shall jointly select an arbitrator from the combined list of six arbitrators. If the parties are unable to agree upon an arbitrator from the combined list, the arbitrator shall be selected by a drawing of one name from the combined list. The arbitrator so determined may then proceed with scheduling the arbitration in accordance with the following: (a) the arbitration shall take place in Charlotte, North Carolina and in no other place; (b) the arbitration shall be conducted in accordance with the procedural laws of the U.S. Federal Arbitration Act, to the extent not inconsistent with this Section 9.10; (c) the arbitrator shall be instructed to make its rulings on financial issues in a manner consistent with GAAP; (d) subject to legal privileges, each party shall be entitled to conduct discovery in accordance with the Federal Rules of Civil Procedure; (e) at the arbitration hearing, each party shall be permitted to make written and oral presentations to the arbitrator, to present testimony and written evidence and to examine witnesses; (f) the arbitrator shall have the power to grant temporary or permanent injunctive relief and to order specific performance; (g) the arbitrator shall issue a written decision explaining the bases for the final ruling, and such decision shall be final, binding on the parties hereto and enforceable in any court of competent jurisdiction; and (h) the parties shall share equally any fees and expenses of the arbitrator.

9.11 Jurisdiction. With respect to any arbitration arising out of or relating to this Agreement or any of the Sale Documents, Buyer and Seller each hereby (a) submits to the jurisdiction of the arbitrator selected in accordance with Section 9.10, (b) agrees that all claims with respect to any such arbitration shall be heard and determined in Charlotte, North Carolina and in no other place or forum, (c) waives the defense of an inconvenient forum, (d) consents to service of process by mailing or delivering such service to its agent and authorizes and directs that agent to accept such service, and (e) agrees that a final judgment in any such action or proceeding shall be final, binding and enforceable in any court of competent jurisdiction.

9.12 Signatures; Counterparts. Facsimile transmissions of any executed original document and/or retransmission of any executed facsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

[Remainder of page intentionally left blank. Signature page follows.]

The parties have executed this Agreement by their duly authorized representatives, in each case as of the date set forth above.

PORTFOLIO RECOVERY ASSOCIATES, INC. By: _/s/ Steven D. Fredrickson Name: Steven D. Fredrickson Title: President and CEO

PRA GOVERNMENT SERVICES, LLC By: _/s/_Judith S. Scott Name: Judith S. Scott Title: Member Representative

ALATAX, INC. By: _/s/ Kennon Walthall Name: Kennon Walthall Title: President

_/s/ Brenda M. Hackney Brenda M. Hackney

_/s/ Lee Walthall Lee Walthall

_/s/ Kennon Walthall Kennon Walthall

_/s/ L. Stephen Morris L. Stephen Morris